STATE OF NORTH CAROLINA
COUNTY OF WAKE

                                                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT entered into as of October 24, 1996, by and between TRIANGLE
BANK   (hereinafter   referred  to  as  "Triangle")  and  BILLY  N.  QUICK,  SR.
(hereinafter referred to as "Quick")

                              W I T N E S S E T H:

     WHEREAS, Quick heretofore has been employed as the President and Chief Executive Officer of Granville United Bank (the "Bank") and in such position has provided continued leadership and guidance in the Bank's growth and development; and,

     WHEREAS, as of the date hereof, the Bank has been acquired by and merged into Triangle; and,

     WHEREAS, Triangle desires to retain the advantage of Quick's knowledge of the Bank's operations and affairs, and his knowledge of and experience, standing and reputation in Triangle's market area formerly served by the Bank; and,

     WHEREAS, for the reasons described above, Triangle desires to retain Quick's services as an employee of Triangle for the period specified herein, and Quick is willing to serve as an employee of Triangle for such period; and the parties desire to enter into this Agreement to set forth the terms and conditions of Quick's employment with Triangle.

     NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Triangle and Quick hereby agree as follows:

     1. Employment. Triangle hereby agrees to employ Quick, and Quick hereby agrees to serve as an employee of Triangle, all upon the terms and conditions stated herein. As an employee of Triangle, Quick will (i) serve as an Executive Vice President of Triangle, (ii) provide such assistance to Triangle as it may reasonably request from time to time regarding matters involving the former customers and employees of the Bank, loan quality control and review, product conversion and other tasks relating to the former operations of the Bank, (iii) promote the business of Triangle, and advise Triangle on strategic direction, local board cultivation and business development activities in the Bank's former market area, and (iv) have such other duties and responsibilities, and render to Triangle such other management services, as are customary for persons in Quick's position with Triangle or as shall otherwise be reasonably assigned to him from time to time by Triangle.

          Quick shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by Triangle.

          Quick hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Quick and Triangle shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Quick shall not engage in any other occupation which requires a significant amount of Quick's personal attention during Triangle's regular business hours or which otherwise interferes with Quick's attention to or performance of his duties and responsibilities as an employee of Triangle hereunder except with the prior written consent of Triangle. However, subject to Paragraph 5(a) below, nothing herein contained shall restrict or prevent Quick from personally, and for Quick's own account, trading in stocks, bonds, securities, real estate or other forms of investment for Quick's own benefit so long as said activities do not interfere with Quick's attention to or performance of his duties and responsibilities as an employee of Triangle hereunder.

          During the term of this Agreement, Quick shall be allowed, in his sole discretion, to maintain his primary work location as Granville County, North Carolina.

     2. Compensation. For all services rendered by Quick to Triangle under this Agreement, Triangle shall pay Quick a base salary at a rate of One Hundred Five Thousand and No/100 Dollars ($105,000. 00) per annum. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law.

     3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement and of that certain Agreement and Plan of Reorganization and Merger dated June 7, 1996 among the Bank, Triangle Bancorp, Inc. and Triangle, Quick shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by Triangle and available to all employees of Triangle, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of Triangle, resolutions of Triangle's Board of Directors establishing such programs and plans, and Triangle's normal practices and established policies regarding such programs and plans. Quick shall be entitled to paid vacation leave in accordance with the policy of Triangle for similarly positioned employees now or hereafter in effect. During the term hereof, Quick also shall be entitled to participate in Triangle's Management Incentive Compensation Plan which provides for an annual incentive opportunity of 15% of base salary.

          In addition to the other compensation and benefits described in this Agreement, Triangle shall promptly reimburse Quick for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of Triangle or appropriate officers of Triangle pursuant to established procedures. Triangle shall provide Quick an automobile for use by Quick on business of Triangle. Quick may use the automobile for personal reasons provided Quick prepares and provides to Triangle the appropriate documentation so that the personal use can be reported for state and federal income tax purposes.

     4. Term. Unless extended or sooner terminated as provided in this Agreement and subject to the right of either Quick or Triangle to terminate Quick's employment at any time as provided herein, the term of this Agreement and Quick's employment with Triangle hereunder shall be for a period commencing on the date hereof and continuing for a period of five (5) years. At each anniversary date of this Agreement (i.e., October 25 of each year, beginning October 25, 2001), the term automatically shall be extended for an additional one (1) year on the same terms and conditions set forth herein, unless either party hereto shall give written notice to the other of their intention not to extend this Agreement for an additional one (1) year, which notice shall be given at least three (3) months prior to the next anniversary date. For example, if neither party has given notice of its intention not to extend by October 25, 2001, then the term of this Agreement would automatically be extended by one (1) year to October 25, 2002. Such extension shall not exceed a total of five (5) years.

     5. Noncompetition; Confidentiality. Quick hereby acknowledges and agrees that (i) the Bank has made a significant investment in the development of its business in the geographic area identified below as the "Relevant Market" and that, by virtue of Triangle's acquisition of the Bank, Triangle has a valuable economic interest in its and the Bank's business in the Relevant Market which it is entitled to protect; (ii) in the course of his service as an officer of the Bank and Triangle, he has gained and will gain substantial knowledge of and familiarity with the Bank's and Triangle's customers and their dealings with them, and other information concerning the Bank's and Triangle's business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (iii) in order to protect Triangle's interest in and to assure it the benefit of its succession to the Bank's business, it is reasonable and necessary to place certain restrictions on Quick's ability to compete against Triangle and on his disclosure of information about Triangle's and the Bank's business and customers. For that purpose, and in consideration of Triangle's agreements contained herein, Quick covenants and agrees as provided below.

          (a) Covenant Not to Compete. During any period during which Quick is receiving any compensation from Triangle, whether pursuant to this Agreement or any other agreement, plan or other arrangement, Quick will not "Compete" (as defined below) , directly or indirectly, with Triangle in the geographic area consisting of (i) Granville County, North Carolina, and
     (ii) any county contiguous to Granville County, North Carolina (the "Relevant Market").

          Quick acknowledges and agrees that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect Triangle's economic interest.

          For the purposes of this Paragraph 5 (a) ,the following terms shall have the meanings set forth below:

          Compete. The term "Compete" means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in making loans to any such Person; (iii) inducing or attempting to induce any Person who was a Customer of the Bank on the date of its acquisition by Triangle, or who was a Customer of Triangle on the date of termination of this Agreement or Quick's employment with Triangle, to change such Customer's depository, loan and/or other banking relationship from the Bank or Triangle to another Financial Institution;
     (iv) acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of its merger with Triangle, or who was a Customer of Triangle at the date of the termination of this Agreement or Quick's employment with Triangle for any reason except as required by law or any regulatory agency or in the performance of his duties or responsibilities of employment.

          Customer. The term "Customer" means any Person with whom, as of the effective date of termination of this Agreement or Quick's employment with Triangle for any reason, Triangle has or has had a depository, loan and/or other banking relationship.

          Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than Triangle.

          Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

          (b) Confidentiality Covenant. Quick covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to Bank or Triangle and their respective banking businesses, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of Bank's customers and information regarding their accounts and business dealings with Bank) , policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to Triangle and are valuable, special and unique assets of Triangle's business to which Quick has had access as an officer of the Bank and will have access during his employment with Triangle. Quick agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of Triangle, and (ii) at all times during the term of his employment with Triangle and following the termination of this Agreement or his employment with Triangle for any reason, and except as shall be required in the course of the performance by Quick of his duties on behalf of Triangle or otherwise pursuant to the direct, written authorization of Triangle, Quick will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from Triangle's premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than Triangle. However, following the termination of this Agreement or Quick's employment with Triangle, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Quick was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without Triangle's consent), or which is obtained by Quick from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

          (c) Remedies for Breach. Quick understands and agrees that a breach or violation by him of the covenants contained in Paragraphs 5 (a) and 5 (b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to Triangle, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Quick's actual or threatened breach or violation of the covenants contained in either such Paragraph, Triangle shall be entitled to bring a civil action seeking an injunction restraining Quick from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Quick agrees that, if Triangle institutes any action or proceeding against Quick seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Quick shall be deemed to have waived the claim or defense that Triangle has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by Triangle of any such right, remedy, power or privilege shall not preclude Triangle or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of Triangle.

          Notwithstanding anything contained herein to the contrary, Quick agrees that the provisions of Paragraph 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Quick shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of Triangle under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

          (d) Survival of Covenants. Quick's covenants and agreements and Triangle's rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Quick's employment with Triangle.

     6. Standards. Quick, in the execution of his duties under this Agreement, shall at all times and in all respects comply with the Triangle Bank Code of Business Conduct (the "Code of Conduct") and the Triangle Bank Code of Ethics (the "Code of Ethics"), as each of the same is in effect as of the date hereof and as each shall be amended or supplemented subsequent hereto),and with all applicable statutes, rules, regulations, administrative orders, statements of policy and other pronouncements or standards promulgated thereunder.

     7. Termination and Termination Pay.

          (a) Quick,s employment under this Agreement may be terminated at any time by Quick upon sixty (60) days' written notice to Triangle. Upon such termination, Quick shall be entitled to receive compensation through the effective date of such termination; provided, however, that Triangle, in its sole discretion, may elect for Quick not to serve out part or all of said notice period.

          (b) Quick's employment under this Agreement shall be terminated upon the death of Quick during the term of this Agreement. If Quick's death occurs between October 25, 1996 and October 24, 1997, Triangle shall pay to Quick's estate an amount equal to Seventy-One Thousand Three Hundred and no/100 Dollars ($71,300.00) . If Quick's death occurs between October 25, 1997 and October 24, 1998, Triangle shall pay to Quick's estate an amount equal to Thirty-Five Thousand Seven Hundred and no/100 Dollars ($35,700.00). If Quick's death occurs after October 25, 1998, Quick's estate shall be entitled to receive any compensation that Quick shall have earned prior to the date of his death but which remains unpaid.

          (c) In the event Quick becomes disabled during the term of his employment hereunder and it is determined by Triangle that Quick is permanently unable to perform his duties under this Agreement, Triangle shall continue to compensate Quick at the level of compensation described in Paragraph 2 above, and shall continue to provide Quick each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement, less any other payments provided under any disability income plan of Triangle which is applicable to Quick. In the event of any disagreement between Quick and Triangle as to whether Quick is physically or mentally incapacitated such as will result in the termination of Quick's employment pursuant to this Paragraph 7 (c) , the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Quick and Triangle or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by Triangle and the other by Quick), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Quick and Triangle. Triangle shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 7(c).

          (d) Triangle may terminate Quick's employment at any time for any reason with or without "Cause" (as defined below) , but any termination by Triangle other than termination for "Cause" (as defined below) shall not prejudice Quick's right to compensation or other benefits under this Agreement for its remaining term. Following any termination of Quick's employment by Triangle for "Cause" Quick shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

          For purposes of this Paragraph 7 (d) , Triangle shall have "Cause" to terminate Quick's employment upon:

          (i) A determination by Triangle's Board of Directors or its Executive Committee, in good faith, that Quick (A) has breached in any material respect any of the terms or conditions of this Agreement or of the Code of Conduct or the Code of Ethics, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of Triangle or which has had or likely will have a material adverse effect on Triangle's business or reputation. Prior to any termination by Triangle of Quick, s employment for a breach, failure to perform or conduct described in this subparagraph (i), Triangle shall give Quick written notice which describes such breach, failure to perform or conduct and if during a period of five (5) days following such notice Quick cures or corrects the same to the reasonable satisfaction of Triangle, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if Triangle has given written notice to Quick on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which Triangle's Board of Directors or its Executive Committee determines in good faith to be of substantially similar import, or if Triangle's Board of Directors or its Executive Committee determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Quick shall have no right to cure such breach, failure to perform or conduct.

          (ii) The violation by Quick of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over Triangle or any of its affiliates or subsidiaries (a "Regulatory Authority", including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Federal Reserve Board or any other banking regulator), which results from Quick's gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to Triangle or any of its affiliates or subsidiaries or to Triangle's reputation;

          (iii) The commission in the course of Quick's employment with Triangle of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

          (iv) The conviction of Quick of any felony or any criminal offense involving dishonesty or breach, of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Quick from serving as an employee or executive officer of, or a party affiliated with, Triangle or its bank holding company;

          (v) Quick becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of Triangle's affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; and,

          (vi) The occurrence of any event believed by Triangle, in good faith, to have resulted in Quick being excluded from coverage, or having coverage limited as to Quick as compared to other covered officers or employees, under Triangle's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees.

     8. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) Triangle is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to Triangle such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to Triangle, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

     9. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Triangle which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of Triangle. (b) Triangle is contracting for the unique and personal skills of Quick. Therefore, Quick shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of Triangle.

     10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

     12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.




ATTEST:

/s/ Susan C. Gilbert
---------------------------
Secretary


[Corporate Seal]

                                                 TRIANGLE BANK


                                                 /s/ Michael S. Patterson
                                                 -------------------------------
                                                 By:  Michael S. Patterson
                                                        President



                                                 /s/ Billy N. Quick, Sr. (SEAL)
                                                 ------------------------
                                                 Billy N. Quick, Sr.